Exhibit 99.1

                     Flexsteel Expands Executive Committee

     DUBUQUE, Iowa--(BUSINESS WIRE)--December 16, 2004--Flexsteel Industries, Inc. (Nasdaq:FLXS) K. Bruce Lauritsen, President and CEO of Flexsteel Industries, Inc. announced the appointment of James E. Gilbertson and Donald D. Dreher as executive officers of the Company.
     Mr. Gilbertson, Vice President - Vehicle Seating and General Manager of the Dubuque Metal Division has been with Flexsteel for 33 years and became an officer of the Company in 1989.
     Mr. Dreher, Senior Vice President of Flexsteel and President and CEO of DMI Furniture, Inc., joined DMI Furniture, Inc. in 1977 and became President and CEO in 1986. Flexsteel acquired DMI Furniture, Inc. in September 2003.
     Mr. Lauritsen commented, "The experience and background of Mr. Gilbertson and Mr. Dreher will broaden and strengthen the Executive Committee of Flexsteel."
     Flexsteel Industries, Inc., is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel and its subsidiary, DMI Furniture, Inc., are designers, manufacturers, marketers and importers of quality upholstered and wood furniture. Products are primarily for the residential, recreational vehicle, hospitality and healthcare markets. All products are distributed nationally.

     CONTACT: Flexsteel Industries, Inc., Dubuque
              Timothy E. Hall, Treasurer, 563-585-8392